Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder S&P 500 Stock Fund and Scudder Research Fund (two of the series comprising Scudder Investors Trust) in the Core/Index Fund and the Core/Large Cap Fund Prospectuses and "Independent Auditors" and "Financial Statements" in the Scudder Investors Trust Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 12 to the Registration Statement (Form N-1A, No. 333-65661) of our reports dated October 12, 2001, and October 10, 2001 respectively, on the financial statements and financial highlights of Scudder S&P 500 Stock Fund and Scudder Research Fund, respectively, included in the respective Fund Annual Reports, each dated August 31, 2001.


/s/ERNST & YOUNG LLP

Boston, Massachusetts
December 24, 2001